Exhibit 4.3

Execution Version

WARRANT AGREEMENT

made on February 14, 2018

among

Addex Therapeutics Ltd, c/o Addex Pharma SA, Chemin des Aulx 12, 1228 Plan-les-Ouates, Switzerland (hereinafter referred to as “Company”)

and

Growth Equity Opportunities Fund IV, LLC, c/o New Enterprise Associates, 1954 Greenspring Drive, Suite 600, Timonium, MD 21093 (hereinafter referred to as “NEA” or the “Lead Investor”)

New Leaf Biopharma Opportunities I, L.P., 7 Times Square, Suite 3502, New York, NY 10036, United States (hereinafter referred to as “NLV”)

(hereinafter NEA and NLV together the “Investors” and each an “Investor”)

(the Company together with the Investors the “Parties” and each a “Party”)

regarding

the issuance of warrants by the Company to the Investors

RECITALS

(A)                                         The Company is a corporation organized and existing under the laws of Switzerland with its registered office at c/o Addex Pharma SA, Chemin des Aulx 12, 1228 Plan-les-Ouates, Switzerland. The Company has a share capital of CHF 13,454,553.00, divided into 13,454,553 fully paid in registered shares with a nominal value of CHF 1.00 each (the “Existing Shares”). The Existing Shares are listed in accordance with the International Reporting Standard of the SIX Swiss Exchange Ltd. (the “SIX”) and traded under the ticker symbol “ADXN”.

(B)                                         The Company intends to raise up to CHF 40,000,000 of new equity capital by way of an ordinary capital increase of up to CHF 12,779,553 by issuing up to 12,779,553 new registered shares of the Company with a nominal value of CHF 1.00 each under exclusion of the statutory preemptive rights of the existing shareholders of the Company (the “Capital Increase”).

(C)                                         On the date hereof, the Parties entered into an investment agreement (the “Investment Agreement”) whereby (i) the Investors agreed, subject to the certain conditions, to participate in the Capital Increase with a total amount of CHF 20,000,000 and (ii) the Company agreed to issue to the Investors an aggregate number of 2,875,398 warrants (each a “Warrant” and together the “Warrants”), each Warrant exercisable to purchase, at the Warrant Exercise Price (as defined below), one (1) registered share of the Company with a nominal value of CHF 1.00 each to be issued out of conditional share capital of the Company (the “Warrant Shares”), subject to the terms and conditions set out in this Agreement.

(D)                                         The Company has received signed subscription forms from certain other investors who have committed to participate in the Capital Increase with a total amount of CHF 10,505,000. The Company may seek to receive further commitments from investors for up to CHF 9,495,000 in aggregate (all such investors investing alongside the Investors in the Capital Increase together the “Other Investors”). The Other Investors will be entitled to receive up to 2,875,399 warrants having the same terms as the Warrants.

IT IS AGREED as follows:

1.                                                DEFINITIONS

1.1                                         Definitions

(a)                            “Agreement”: This agreement together with its Annexes and other schedules.

(b)                            “Articles of Association”: The articles of association of the Company.

(c)                             “Bank”: Swissquote Bank SA, Chemin de la Crétaux 33, Gland, Switzerland, or such other Swiss bank designated by the Company in the respective grant letter pursuant to Clause 2.3(b).

(d)                            “Board of Directors”: The board of directors of the Company.

(e)                             “Business Day”: Each day of the week (other than Saturday or Sunday) on which banking institutions in Geneva are not generally authorized or obligated by law or statutory regulation to close.

(f)                              “CO”: Swiss Code of Obligations.

(g)                             “Commercial Register”: The commercial register of the Canton of Geneva.

1.2                                         Terms defined elsewhere in this Agreement

Term	Clause / Recital
Black Scholes Value	2.12(i)(i)
Bloomberg	2.12(i)(ii)
Capital Increase	Recital (B)
Cash-Out Fundamental Transaction	2.12(i)(iii)
Common Expert	2.12(i)(iv)
Company	Cover page
Conditional Share Capital	2.4(a)
Conditional Share Capital Shortfall	2.4(c)
Current Market Price	2.12(i)(v)
Distribution	2.12(c)
Distribution Date	2.12(c)
Dividend	2.12(i)(vi)
Effective Date	2.12(i)(vii)
Ex-Date	2.12(i)(viii)
Existing Shares	Recital (A)
Expert	2.12(i)(ix)
Fundamental Transaction	2.12(i)(x)
Fundamental Transaction Notice	2.12(e)(iv)
Fundamental Transaction Redemption No- tice	2.12(e)(ii)
Investment Agreement	Recital (C)
Investor(s)	Cover page
Issue Date	2.3(a)
Lead Investor	Cover page
Mixed Fundamental Transaction	2.12(i)(xi)
NEA	Cover page
NLV	Cover page
Other Investors	Recital (D)
Other Securities	2.12(i)(xii)
Parties	Cover page
Party	Cover page
Purchase Rights	2.12(b)
Put Option	2.12(d)
Redemption Upon Fundamental Transaction	2.12(e)(ii)
Shareholders’ General Meeting	2.4(a)
SIX	Recital (A)
Trading Day	2.12(i)(xv)
VWAP	2.12(i)(xvi)
Warrant Exercise Notice	2.9(a)
Warrant Exercise Period	2.8(a)
Warrant Exercise Price	2.1(b)
Warrant Expiration	2.8(b)
Warrant Holder	2.1(b)
Warrant Holder Register	2.6(a)
Warrant Shares	Recital (B)
Warrant(s)	Recital (C)

2.                                                ISSUANCE OF THE WARRANTS

2.1                                         Undertaking to issue the Warrants

(a)                       Subject to the terms and conditions of this Agreement, the Company undertakes to issue to the Investors on the Issue Date (as defined below) a total of 2,875,398 Warrants as follows:

(i)                           2,156,549 Warrants shall be issued to NEA;

(ii)                        718,849 Warrants shall be issued to NLV.

(b)                       Each Warrant entitles the holder thereof (the “Warrant Holder”) to subscribe and purchase during the Warrant Exercise Period one (1) Warrant Share for a subscription price of CHF 3.43 (as may be reduced pursuant to Clause 2.4(c) below and/or adjusted pursuant to Clause 2.12) (the “Warrant Exercise Price”).

(c)                        The obligation of the Company to issue the Warrants shall be subject to the satisfaction of the following conditions:

(i)                           the Capital Increase and the Conditional Share Capital have been registered in the Commercial Register;

(ii)                        the Investment Agreement has not been terminated in accordance with its terms.

(d)                       The number of Warrants to be issued by the Company to the Investors has been calculated such that for each share subscribed in the Capital Increase an Investor receives 0.45 Warrants. If an Investor does not comply with its obligation to subscribe for the shares and pay the investment amount in accordance with the Investment Agreement, the number of Warrants to be issued to such Investor shall be reduced by the number of shares not subscribed by such Investor in the Capital Increase multiplied by 0.45.

2.2                                         Form of the Warrants

(a)                       The Warrants shall not be issued in the form of uncertificated securities (Wertrechte) in the sense of article 973c CO.

(b)                       Neither the Company nor any of the Warrant Holders shall deposit or register the Warrants with SIX SIS AG or any other depository to the effect that the Warrants become intermediated securities (Bucheffekten) pursuant to FISA.

(c)                        The Warrants shall not be listed on SIX or on any other stock exchange.

2.3                                         Issue Date, Grant Letter

(a)                       The Company undertakes to issue the Warrants to the Investors on the same date when the Capital Increase and the Conditional Share Capital are registered in the Commercial Register in accordance with the Investment Agreement, immediately after such registration (the “Issue Date”).

(b)                       The Company shall issue the Warrants to the Investors by providing each Investor a duly executed grant letter (signed by the chairman of the Board of Directors and the CEO of the Company) substantially in the form set out in Annex 2.3(b) and dated the Issue Date.

2.4                                         Underlying

(a)                       The Board of Directors shall convene a general meeting of shareholders to be held on March 21, 2018 (the “Shareholders’ General Meeting”) and seek approval from the Shareholders’ General Meeting to amend article 3c (Conditional Share Capital) of the Articles of Association in the form as set forth in Annex 2.4(a) (the “Conditional Share Capital”).

(b)                       The Warrant Shares to be issued upon the exercise of Warrants pursuant to Clause 2.9 shall be issued from the Conditional Share Capital (article 3c B) (as amended) of the Articles of Association). On the Issue Date, the Board of Directors shall (i) resolve that all shares issuable pursuant to article 3c B) (as amended) of the Articles of Association) shall be reserved for the Warrants and the warrants of the Other Investors and (ii) deliver a copy of such resolution to the Investors.

(c)                        The Company agrees to take all steps necessary within its power to ensure that the Warrants are at all times during the Warrant Exercise Period fully covered by the Conditional Share Capital. If at any time during the Warrant Exercise Period the Company has insufficient Conditional Share Capital for the Warrant Holders to exercise all of their outstanding Warrants and the Company at such time is not able to compensate such shortfall with treasury shares designated by a resolution of the Board of Directors as underlying for the Warrants (the “Conditional Share Capital Shortfall”), the Warrant Exercise Price of the Warrants shall be automatically and permanently reduced to the nominal value of the Warrant Shares (i.e. CHF 1.00 per Warrant Share).

(d)                       In the event of a Conditional Share Capital Shortfall, the Company shall promptly convene a general meeting of shareholders to increase the Conditional Share Capital to such amount which is sufficient to cover all of the outstanding Warrants.

2.5                                         Consideration for the Warrants

The Warrants shall be issued without consideration, i.e. at a price of CHF 0.

2.6                                         Warrant Holder Register

(a)                       The Company shall maintain a register of the Warrant Holder (the “Warrant Holder Register”). On the Issue Date and thereafter upon request by a Warrant Holder, the Company shall confirm to the Warrant Holder its registration in the Warrant Holder Register including the number of Warrants held by such Warrant Holder.

(b)                       The Company shall not issue any Warrant Shares to any person claiming to be a Warrant Holder, unless such person has been registered on the Warrant Holder Register pursuant to the terms and conditions of this Agreement, including, without limitation, Clause 2.7 herein.

2.7                                         Transfer of Warrants

(a)                       The Warrants shall be transferable by written assignment.

(b)                       Any transfer of Warrants shall further only be valid and the transferee shall only be entitled to exercise Warrants if such transfer is duly notified to the Company and the transferee is entered into the Warrant Holder Register (such entry only conditional on the satisfaction of the conditions set forth of this Clause 2.7).

2.8                                         Exercise Period

(a)                       The Warrants shall be exercisable at any time during a period of seven (7) years starting on the Issue Date (the “Warrant Exercise Period”).

(b)                       Warrants not validly exercised prior to the end of the Warrant Exercise Period will lapse without compensation (the “Warrant Expiration”).

2.9                                         Exercise of the Warrants

(a)                       In case a Warrant Holder wishes to exercise some or all of its Warrants, it must provide the Company and the Bank during the Warrant Exercise Period a duly completed notice of exercise substantially in the form set out in Annex 2.9(a) (the “Warrant Exercise Notice”) and pay the aggregate Warrant Exercise Price to the blocked bank account at the Bank as further specified in the Warrant Exercise Notice.

(b)                       A Warrant Exercise Notice, once delivered, shall be irrevocable.

(c)                        Upon receipt by the Company of the written confirmation from the Bank of payment of the aggregate Warrant Exercise Price, the Company shall in good faith cooperate with the exercising Warrant Holder and promptly take all steps necessary to ensure that the Warrant Shares for which Warrants have been duly exercised in accordance with Clause 2.9(a) will be (i) duly recorded in the Company’s main register (Hauptregister) maintained by SIX SIS AG, (ii) through the facilities of SIX SIS AG and in accordance with the provision of FISA, timely booked to the deposit of the exercising Warrant Holder with the custody bank as instructed by the exercising Warrant Holder in the Warrant Exercise Notice and (iii) enter the exercising Warrant Holder into the Company’s share register as a shareholder of the Company with full voting rights as to the Warrant Shares purchased by the exercising Warrant Holder pursuant to the Warrant Exercise Notice.

2.10                                  Listing of the Warrant Shares

The Company undertakes to formally list the Warrant Shares on the SIX prior to the Issue Date in accordance with the Investment Agreement.

2.11                                  Stamp Tax

Any Swiss stamp issue tax which may be due in connection with the exercise of the Warrants and the issuance of the Warrant Shares shall be borne by the Company.

2.12                                  Anti-Dilution

(a)                       Change in the Company’s share capital as a result of capitalisation of reserves, profits or premiums, by means of the distribution of Shares, or a division or a consolidation of Shares:

In the event of a change in the Company’s share capital as a result of capitalisation of reserves, profits or premiums, by means of the distribution of Shares, save for a distribution of Shares as a Dividend as set out in Clause 2.12(d) below, the Warrant Exercise Price shall be adjusted by multiplying the Warrant Exercise Price in force immediately prior to such change by the result of the following formula:

NOld / NNew

where:

NOld                        is the number of Shares existing before the change in share capital; and

NNew                     is the number of Shares existing after the change in share capital.

In the event of a division or consolidation of Shares, the number of Warrant Shares is- suable on the exercise of these Warrants shall forthwith be proportionately increased in the case of a division, or proportionately decreased in the case of a consolidation. Appropriate adjustments shall also be made to the Warrant Exercise Price payable per Warrant Share, but the aggregate Warrant Exercise Price payable for the total number of Warrant Shares purchasable under the Warrants (as adjusted) shall remain the same.

Such adjustment shall become effective on the date on which such Shares are distributed or, in the event of division or consolidation of Shares, on the first day the Shares are traded on the new basis on the Relevant Exchange.

(b)                       Issues of Shares or Other Securities by way of conferring subscription or purchase rights:

If (a) the Company grants to holders of Shares any rights or options, warrants or other rights to subscribe for or acquire Shares, Other Securities or securities convertible or exchangeable into Shares or Other Securities, or (b) any third party with the agreement of the Company issues to holders of Shares any rights, options or warrants to purchase any Shares, Other Securities or securities convertible or exchangeable into Shares or Other Securities (the rights referred to in (a) and (b) collectively and individually being the “Purchase Rights”), the Warrant Exercise Price shall be adjusted by multiplying the Warrant Exercise Price in force immediately prior to such issue or grant by the result of the following formula:

(Pcum – R) / Pcum

where:

Pcum                         is the Current Market Price of one Share by reference to whichever is the later of (x) the date on which the Shares are first traded ex-Purchase Rights on the Relevant Exchange or (y) the Trading Day when the subscription or purchase price for Shares or Other Securities under the Purchase Right is announced, or, if the day the subscription or purchase price is announced is not a Trading Day, the next following Trading Day; and

R                                       is the value of the Purchase Right(s) relating to one Share or Other Security, such value to be calculated as follows:

(i)                                     in the event the Purchase Rights relate to Shares:

R = Pcum – TERP

where:

TERP = (Nold x Pcum + Nnew x (Prights + Div)) / (Nold + Nnew) and:

TERP                is the theoretical ex-Purchase Rights price; and

Nold                          is the number of Shares existing before the change in share capital; and

Nnew                       is the number of offered Shares contemplated to be newly is- sued; and

Prights                   is the price at which one new Share can be subscribed, exer- cised or purchased; and

Div                             is the amount (in CHF) by which the entitlement to Divi- dends per existing Share exceeds the entitlement to Dividends per new Share, (x) if Dividends have already been proposed to the general meeting of shareholders but not yet paid, based on the proposed amount of the Dividends, or (y) if Dividends have not yet been proposed based on the Dividends paid in the immediately preceding financial year;

provided, however, that no such adjustment shall be made if the subscription or purchase price at which one new Share can be subscribed or purchased is at least ninety-five (95) per cent of the Current Market Price of one Share on whichever is the later of (x) the date on which the Shares are first traded ex-Purchase Rights on the Relevant Exchange or (y) the Trading Day when the subscription or purchase price for the Purchase Right is announced, or, if the day the subscription or purchase price is announced is not a Trading Day, the next following Trading Day;

(ii)                                  in the event the Purchase Rights relate to Other Securities or to securities convertible or exchangeable into Shares or Other Securities and where such Purchase Rights are traded on a regulated stock exchange in Switzerland, the United Kingdom, the European Union, the United States of America, Canada or Japan:

R = Nrights x Prights

where:

Nrights                 is the number of Purchase Rights granted per Share; and

Prights                   is the VWAP of the Purchase Rights on the Relevant Ex- change (or, if no dealing is recorded, the arithmetic mean of the bid and offered prices) during the time Purchase Rights are traded, but not longer than the first ten (10) Trading Days.

(iii)                               in all other cases where neither of the previous paragraphs (i) or (ii) is applicable, R will be determined by a Common Expert.

Such adjustment pursuant to Clause 2.12(b) shall become effective:

(1)                                 in the case of Clause 2. 12(b)(i), on the first day on which the Shares are traded ex-Purchase Rights on the Relevant Exchange;

(2)                                 in the case of Clause 2. 12(b)(ii), five (5) Trading Days after (x) the end of the period during which the Purchase Rights are traded or (y) the tenth (10th) Trading Day of the Purchase Rights, whichever is sooner; and

(3)                                 in the case of Clause 2.12(b)(iii), on the date determined by the Common Expert.

(c)                        Spin-offs and Capital Distributions other than Dividends:

If, in respect of a spin-off or a capital distribution other than Dividends as referred to in Clause 2.12(d) below, the Company shall issue or distribute to holders of its Shares any assets, evidence of indebtedness of the Company, shares or other rights (other than as referred to in Clause 2.12(b) above) (the “Distribution”), the Warrant Exercise Price shall be adjusted as follows:

(i)                                     In case the Distribution (x) consists of securities that are traded on a regulated stock exchange in Switzerland, the European Union, the United Kingdom, the United States of America, Canada or Japan or (y) has otherwise a value which is determinable by reference to a stock exchange quotation or otherwise, by multiplying the Warrant Exercise Price in force immediately prior to such issue or distribution by the result of the following formula:

(Pcum – D) / Pcum

where:

Pcum                         is the Current Market Price of one Share by reference to the date on which the Shares are first traded ex-Distribution on the Relevant Exchange following the relevant Distribution; and

D                                       is the value of the Distribution (in CHF) per Share in case of Clause 2.1 2(c)(i)(x) equal to the current market price on the Relevant Exchange on the date by reference to which Pcum has been determined, calculated on a per Share basis, and in case of Clause 2.1 2(c)(i)(y) as determined by the Common Expert.

where for purposes of this provision, the current market price (to determine D) in case of Clause 2.1 2(c)(i)(x) shall be deemed to be the average of the VWAPs on the five (5) consecutive Trading Days ending on and including the Trading Day preceding the day on which the Shares are first traded ex-Distribution.

(ii)                                  In all other cases and where there is one (but not more than one) Distribution on a given Trading Day, by multiplying the Warrant Exercise Price in force immediately prior to such issue or distribution by the result of the following formula:

Pafter / Pbefore

where:

Pafter                        is the current market price per Share after the date of such Distribution (the “Distribution Date”); and

Pbefore                 is the current market price per Share before the Distribution Date;

whereby for purposes of this provision the current market price per Share shall be deemed to be the average of the VWAPs, (x) in the case of Pbefore, on the five (5) consecutive Trading Days before the Distribution Date, and (y) in the case of Pafter, on the five (5) consecutive Trading Days after the Distribution Date. When calculating the average of the VWAPs the gross dividend amount (or any other entitlement), if any, of any dividend paid (or any other entitlement) during either of the above mentioned periods of five (5) consecutive Trading Days, shall be added back to the VWAPs on each of the Trading Days on which the Shares are traded ex-dividend (or any other entitlement).

(iii)                               If the Company issues or distributes to its shareholders tradable put options as a Dividend with respect to any financial year, the Warrant Exercise Price shall be adjusted according to the formula set out in Clause 2.12(d).

(iv)                              In all other cases where there is more than one such Distribution on a given Trading Day, the Common Expert will determine the necessary adjustment.

Such adjustment pursuant to Clause 2.12(c) shall become effective, in the case of (i), on the date on which the Distribution is made and, in the case of (ii) and (iii), on the sixth (6th) Trading Day after the Distribution Date.

(d)                                 Dividends

If the Company pays a Dividend, the Warrant Exercise Price shall be adjusted by multiplying the Warrant Exercise Price by the following fraction:

(Pcum – D) / (Pcum)

where:

Pcum                         is the Current Market Price on the Effective Date;

D                                       is the portion of the Dividend attributable to one Share as set out below;

Any reference to D in the above formula shall be a reference to:

(i)                                     the cash amount in case of a cash dividend or a repayment of paid-in capital;

(ii)                                  an amount as calculated by the following formula in case of a stock dividend in lieu of a cash dividend:

Current Market Price - (Current Market Price x (NOld / NNew))

where:

Current Market Price is the average of the daily VWAP of one Share on each of the five (5) consecutive Trading Days ending on and including the Trading Day immediately prior to the Ex-Date;

NOld                        is the number of Shares existing before the change in share capital; and

NNew                     is the number of Shares existing after the change in share capital;

(iii)                               an amount as calculated by the following formula in case of tradable put options in lieu of a cash dividend (the “Put Option”):

Current Market Price x (P/N)

where:

Current Market Price                               is the average of the daily VWAP of the Put Option on each of the five (5) consecutive Trading Days commencing on the Ex-Date;

P                                                                                                                                         is the number of Put Options to be issued; and

N                                                                                                                                       is the number of Shares existing prior to the Ex-Date.

Such adjustment pursuant to Clause 2.12(d) shall become effective on the Ex-Date and in case of Put Options according to (iii) above, on the sixth (6th) Trading Day following the Ex-Date.

(e)                                  Consolidation, Mergers and other Fundamental Transactions

(i)                                     In the event of a Fundamental Transaction, the Company shall ensure that each Warrant shall be exercisable into the number of shares (or other equity securities) and any other consideration (including cash) issued or delivered to the holder of the number of Shares which such holder could have subscribed through the exercise of Warrants held by such holder immediately prior to one of the aforementioned events. Thereafter, the adjustment provisions of this Clause 2.12 shall apply mutatis mutandis in respect of such shares or other equity securities and reference to Shares and Warrant Shares in this Agreement shall be construed as references to such shares or equity securities.

(ii)                                  Notwithstanding Clause 2.1 2(e)(i) above, at any time during the period beginning after the Warrant Holder’s receipt of a Fundamental Transaction Notice from the Company and ending ten (10) trading days prior to the scheduled consummation of such Fundamental Transaction, the Warrant Holder may require the Company to redeem (a “Redemption Upon Fundamental Transaction”) all of its Warrants by delivering written notice thereof (“Fundamental Transaction Redemption Notice”) to the Company; provided, that such Fundamental Transaction Redemption Notice shall be irrevocable by the Warrant Holder. If the Warrant Holder properly delivers a Fundamental Transaction Redemption Notice to the Company and such Fundamental Transaction is consummated, the Warrants shall be redeemed by the Company at a price payable (x) in the case of a Cash-Out Fundamental Transaction or in the case of a Mixed Fundamental Transaction to the extent of the percentage of the cash consideration in such Mixed Fundamental Transaction (determined in accordance with the definition of a Mixed Fundamental Transaction below), in cash equal to the Black Scholes Value (as defined below) of its Warrant, and (y) in the case of a Fundamental Transaction not described in the foregoing sub-clause (x) or to the extent of the percentage of the consideration represented by securities of the successor entity in a Mixed Fundamental Transaction (as determined in accordance with the definition of Mixed Fundamental Transaction below), in a number of shares equal to the Black Scholes Value of its Warrants subject to redemption under this sub- clause (y) divided by the VWAP of the Shares on the Trading Day immediately preceding the date on which the Fundamental Transaction is consummated, provided such redemption does not constitute a breach of any applicable minimum and/or best price rule under any applicable takeover regulations.

(iii)                               The terms of any agreement pursuant to which a Fundamental Transaction is effected shall include terms requiring any such successor or surviving entity to comply with the provisions of this Clause 2.12(e) and ensuring that the provisions of the Warrants (or any such replacement security) shall similarly apply to subsequent transactions analogous to a Fundamental Transaction.

(iv)                              The Company shall provide written notice to the Warrant Holder of a Fundamental Transaction reasonably promptly after public announcement thereof (and, in any event, not less than twenty (20) days prior to the consummation of such Fundamental Transaction) and such notice shall include (i) the projected date of consummation of the Fundamental Transaction to the extent known at the time such notice is delivered and (ii) the expected consideration to be received by the Company’s shareholders in such Fundamental Transaction (including an indication as to whether the Fundamental Transaction is expected to constitute a Cash-Out Fundamental Transaction or Mixed Fundamental Transaction or other form of Fundamental Transaction) (such notice, the “Fundamental Transaction Notice”).

(f)                                   No adjustment to the Warrant Exercise Price will be made:

(i)                                     as a result of any issue or distribution of Shares or Other Securities if the preemptive right (Bezugsrecht) in respect thereof under the Swiss Code of Obligations has been validly excluded by resolution of the general meeting of shareholders of the Company unless a pre-emptive right in respect thereof is granted indirectly to the shareholders by a third party with the agreement of the Company; or

(ii)                                  as a result of any issue of bonds convertible or exchangeable into Shares or bonds with options to subscribe for Shares, such issue being in connection with a conditional increase of the share capital of the Company, irrespective of whether in respect of such issue the advance subscription rights to acquire such bonds (Vorwegzeichnungsrecht) have been excluded or not, unless advance subscription rights have been granted and are traded on the Relevant Exchange; or

(iii)                               if Shares or Other Securities (including pre-emptive rights, options or warrants in relation to Shares or Other Securities) are issued, offered or granted to, or for the benefit of, members of the Board of Directors, officers or employees, or former members of the Board of Directors, officers, employees or advisors, of the Company or any of its subsidiaries or any associated company or to trustees to be held for the benefit of any such person in any such case pursuant to any employee share or option scheme; or

(iv)                              if an increase of the Warrant Exercise Price would result from such adjustment, except in case of an exchange of the Shares for Other Securities or a consolidation of Shares; or

(v)                                 if the Warrant Exercise Price would fall below the nominal value of a Warrant Share. In this case the Warrant Exercise Price will be adjusted to the nominal value of a Warrant Share.

(g)                                  When any adjustment is required to be made pursuant to this Clause 2.12, the Company shall promptly notify the Warrant Holders of such event. Each determination and adjustment to be made pursuant to this Clause 2.12 shall be calculated in good faith by the Company in consultation with the Warrant Holder. If any doubt shall arise as to whether an adjustment is to be made to the Warrant Exercise Price or as to the appropriate adjustment to the Warrant Exercise Price (including, without limitation, as to the appropriate determination of any calculation, factor or element), and following consultation between the Company and the Common Expert, a written opinion of the Common Expert in respect thereof shall be conclusive and binding on all parties, save in case of manifest error.

(h)                                 No adjustment in the Warrant Exercise Price shall be required unless such adjustment would require an increase or decrease of at least CHF 0.01 in such price; provided, however, that any adjustment which by reason of this Clause 2.12(i) is not required to be made shall be carried forward and taken into account in any subsequent adjustments under this Clause 2.12. All calculations under this Clause 2.12 shall be made by the Company in good faith and shall be made to the nearest cent.

(i)                                     Definitions:

(i)                                     “Black Scholes Value” shall mean the value of a Warrant based on the Black and Scholes Option Pricing Model obtained from the OV function on Bloomberg determined as of the day of the closing of the applicable Fundamental Transaction for pricing purposes and reflecting (i) a risk-free interest rate corresponding to the Swiss government bond rate for a period equal to the remaining term of the Warrants as of such date of request, (ii) an expected volatility equal to the greater of 100% and the 100-day volatility obtained from the HVT function on Bloomberg as of the day immediately following the public announcement of the applicable Fundamental Transaction and (iii) the underlying price per share used in such calculation shall be the sum of the price per share being offered in cash, if any, plus the value of any non-cash consideration, if any, being offered in the Fundamental Transaction, such non-cash values to be as set forth in any definitive agreement for the Fundamental Transaction that has been executed around the time of the first public announcement of the Fundamental Transaction or, if no such value is determinable from such definitive agreement, based on the closing market price for shares of the successor entity on its principal securities exchange or quotation system on the trading day preceding the first public announcement of the Fundamental Transaction or, if the successor entity is not a publicly traded successor entity, then as mutually determined in good faith by the Warrant Holder and the Company’s Board of Directors. In addition, for purposes of determining the Black Scholes Value, the Warrants shall be deemed to be exercisable from and after the Issue Date of the Warrants regardless of any restrictions on exercisability.

(ii)                                  “Bloomberg” means Bloomberg Financial Markets.

(iii)                               “Cash-Out Fundamental Transaction” shall mean a Fundamental Transaction in which the consideration payable to holders of the Shares in connection with the Fundamental Transaction consists solely of cash.

(iv)                              “Common Expert” means an independent investment bank of international repute or a “Big 4” accounting firm of international repute or an independent financial advisor with relevant expertise of international repute (an “Expert”) selected by the Company and the Warrant Holder by mutual agreement. If the Company and the Warrant Holder do not mutually agree on an Expert within seven (7) days from the beginning of the appointment process, each of the Parties shall select an Expert, whereby the so elected Experts shall select together a third Expert. In case the two selected Experts do not mutually agree on a third Expert within seven (7) days after being appointed, each of them shall select another Expert, whereby a Swiss Notary Public appointed by the Warrant Holders will pick one of these two Experts as third Expert by drawing lots. In the case of the appointment of three Experts, references herein to a Common Expert shall be deemed to refer to these three Experts, deciding by majority decision. Decisions of the Common Expert shall be final and binding on the Parties. The fees and costs of the Common Expert shall be borne by the Company;

(v)                                 “Current Market Price” means the average of the daily VWAP of one Share on each of the five (5) consecutive Trading Days ending on (and including) the Trading Day immediately preceding the date by reference to which such average is calculated, provided that when calculating the average of the VWAPs the gross dividend amount (or any other entitlement), if any, of any dividend (or any other entitlement) paid during either of the above mentioned period of five (5) consecutive Trading Days, shall be added back to the VWAPs on each of the Trading Days on which the Shares are traded ex-dividend (or any other entitlement).

(vi)                              “Dividend” means a distribution per Share made by the Company to holders of the Shares at any time as (i) a cash dividend, (ii) a repayment of paid-in capital, (iii) a stock dividend in lieu of a cash dividend, or (iv) tradable put options in lieu of a cash dividend.

(vii)                           “Effective Date” means the last date on which the Shares are traded cum — dividend on the Relevant Exchange or, in the case of a purchase, redemption or buy back of Shares or any depositary or other receipts or certificates representing Shares, the date on which such purchase, redemption or buy back is made or in the case of a spin-off, the last date on which the Shares are traded cum — the relevant spin-off on the Relevant Exchange.

(viii)                        “Ex-Date” means the first day on which the Shares are traded on the Relevant Exchange without entitlement (ex).

(ix)                              “Expert” shall have the meaning given to it in the definition of Common Expert.

(x)                                 “Fundamental Transaction” shall mean (i) a merger or consolidation of the Company with another entity, in which the Company is not the survivor or the shareholders of the Company immediately prior to such merger or consolidation do not own, directly or indirectly, at least 50% of the voting securities of the surviving entity, (ii) the Company effects any sale of all or substantially all of its assets or a majority of its shares is acquired by a third party, or (iii) a purchase, tender or exchange offer accepted by the holders of a majority of the outstanding shares of the Company, directly or indirectly, in one or more related transactions.

(xi)                              “Mixed Fundamental Transaction” shall mean a Fundamental Transaction where the consideration payable to shareholders of the Company consists partially of cash and partially of securities of a successor entity. If the successor entity is a publicly traded entity whose shares are listed on a stock exchange, the percentage of consideration represented by securities of such successor entity shall be equal to the quotient of (x) the product of the aggregate anticipated number of shares of the publicly traded successor entity to be issued (based on the trading day preceding the first public announcement of the Mixed Fundamental Transaction) to holders of the Shares multiplied by the closing market price for such shares of the publicly traded successor entity on its principal securities exchange on the trading day preceding the first public announcement of the Mixed Fundamental Transaction, divided by (y) the sum of the amount determined in sub-clause (x) plus the aggregate value of other consideration, including cash consideration, in such Fundamental Transaction. If the successor entity is not a publicly traded successor entity, the percentage of consideration represented by securities of such successor entity shall be as determined in good faith by the Common Expert.

(xii)                           “Other Securities” means equity securities of the Company other than Shares.

(xiii)                        “Relevant Exchange” means (i) in the case of Shares, SIX Swiss Exchange or any successor thereof or, if the Shares are no longer admitted to trading on the SIX Swiss Exchange, the principal stock exchange or securities market on which the Shares are traded, and (ii) in the case of other securities, the principal stock exchange or securities market on which such other securities are traded.

(xiv)                       “Shares” means the shares in the Company

(xv)                          “Trading Day” means any day (other than a Saturday or Sunday) on which (i) the Relevant Exchange is open for business and Shares may be dealt in or (ii) (if the Shares are not listed or admitted to trading on the Relevant Exchange) closing bid and offered prices are furnished as aforesaid

(xvi)                       “VWAP” means with respect to any Trading Day, the volume-weighted average price of one Share (or other security, as the case may be) published by Bloomberg Page HP (setting Weighted Average Line) or, if there is none, such other source as shall be determined to be appropriate by the Common Expert on such Trading Day, provided that if on any Trading Day on which such price is not available or cannot otherwise be determined as provided above, the volume- weighted average price of a Share in respect of such Trading Day shall be the volume-weighted average price, determined as provided above, on the immediately preceding Trading Day on which the same can be so determined.

3.                                      COVENANT TO PERFORM; NONCIRCUMVENTION

The Company hereby covenants and agrees that the Company will at all times in good faith carry out all the provisions of this Agreement and will not, by amendment of its Articles of Association, bylaws or other organizational documents or through a Fundamental Transaction, dissolution, sale of assets or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms of this Agreement. Without limiting the generality of the foregoing, the Company (i) shall not increase the nominal value of any of the Warrant Shares receivable upon the exercise of the Warrants above the Warrant Exercise Price then in effect, and (ii) shall take such actions as may be necessary or appropriate in order that the Company may validly and legally issue fully paid and nonassessable Warrant Shares upon the exercise of the Warrants.

4.                                      MISCELLANEOUS

4.1                               Confidentiality

Each Party shall keep confidential the contents of this Agreement and confidential information received from another Party and shall not disclose any such information to any third party; it being understood and agreed that the foregoing shall not restrict (i) any Party from pursuing its rights and exercising its remedies under this Agreement, and (ii) any Party from a disclosure of information which is required by applicable law or regulation or based on an order of any competent judicial or regulatory authority or any competent securities exchange in which case the Parties shall endeavour in good faith to agree on the content of any such disclosure prior to it being made.

4.2                               Obligations Several but not Joint

The obligations of the Investors under this Agreement shall be several but not joint.

4.3                               Taxes

Each Party shall bear all taxes incurred by it in connection with the transactions contemplated by this Agreement and for which each Party is statutorily liable, provided, that notwithstanding the foregoing, the Company shall bear the Swiss issuance stamp tax payable upon the issuance of the Warrant Shares.

4.4                               Waiver

Except where this Agreement provides otherwise, the partial exercise of a right arising under this Agreement or any delay in the exercise or failure to exercise such right shall not be deemed to constitute a waiver of such right or of other rights under this Agreement.

4.5                               Entire Agreement

This Agreement together with the Annexes constitutes the entire agreement between the Parties with respect to the subject matter of this Agreement and shall replace all other prior agreements or understandings of the Parties relating thereto. All references to this Agreement shall be deemed to include the Annexes hereto.

4.6                               Amendments

This Agreement, including this provision, may not be amended or modified except by a document in writing duly executed by the Parties hereto.

4.7                               Notices

All notices or other communications to be given under or in connection with this Agreement shall be made in writing and shall be delivered or sent by mail, courier or telefax to the following addresses:

If to the Company:	Addex Therapeutics Ltd
Attn.: Timothy Dyer
PO Box 68
Chemin des Aulx 12
1228 Plan-les-Ouates
Switzerland
Fax:

With copy to Homburger AG
Attn: Dr. Frank Gerhard
Hardstrasse 201
8005 Zurich
Switzerland
Fax:

If to Growth Equity Opportunities Fund IV, LLC:	New Enterprise Associates
Attn.: Louis S. Citron
1954 Greenspring Drive, Suite 600
Timonium, MD 21093
Email:
Fax:

With copy, which copy shall not constitute notice, to:

Greenberg Traurig, LLP
Attn.: Trevor Chaplick
2101 L St. NW, Suite 1000
Washington, DC 20037
Email:
Fax:

If to New Leaf Biopharma Opportunities I, L.P.:	New Leaf Biopharma Opportunities I, L.P.
Attn: Craig L. Slutzkin
7 Times Square, Suite 3502
New York, NY 10036
Fax:

4.8                               Severability

If any provision of this Agreement should be invalid or unenforceable under applicable laws, the relevant provision shall be ineffective only to the extent of such unenforceability or invalidity, and the remaining provisions of the Agreement shall continue to be binding and in full force and effect. Instead of the invalid or unenforceable provision, a rule shall apply that achieves as closely as possible the initial intention of the Parties in drafting the invalid or unenforceable provision.

4.9                               Governing Law and Jurisdiction

(a)                                 This Agreement shall be governed by and construed in accordance with Swiss substantive law (excluding international treaties, in particular the Vienna Convention on the International Sale of Goods dated April 11, 1980).

(b)                                 In the case of a dispute as to the determination of the Warrant Exercise Price, the arithmetic calculation of the Warrant Shares or under Clause 2.12, the disputing party shall submit the disputed determinations or arithmetic calculations to the other Party. If the Warrant Holder and the Company are unable to agree upon such determination or calculation of the Warrant Exercise Price or the Warrant Shares within three (3) Business Days of such disputed determination or arithmetic calculation being submitted to the non-disputing party, then the Company shall, within two (2) Business Days submit the dispute to an independent, reputable accountant. The Company shall cause, at the expense of the prevailing party, the accountant to perform the determinations or calculations and notify the Company and the Warrant Holder of the results no later than ten (10) Business Days from the time it receives the disputed determinations or calculations. Such accountant’s determination or calculation shall be binding upon all Parties absent demonstrable error. Any other dispute, controversy or claim arising out of or in connection with this Agreement, including the validity, invalidity, breach, or termination thereof, shall be finally settled under the Rules of Arbitration of the International Chamber of Commerce by one arbitrator appointed in accordance with the said Rules. The seat of the arbitration shall be Geneva unless the arbitration is sought by the Company, in which case the seat shall be New York. The arbitral proceeding shall be conducted in English.

4.10                        Counterparts

This Agreement shall be signed in three (3) original counterparts.

[Signatures on next page]

SIGNATORIES

Place, Date:		Addex Therapeutics Ltd

/s/ Tim Dyer
Name: Tim Dyer
Title: CEO

Place, Date:		Growth Equity Opportunities Fund IV, LLC

		By:	/s/ Louis S. Citron
		Name:	Louis S. Citron
		Title:	Chief Legal Officer

Place, Date:	New York 14 Feb 2018	New Leaf Biopharma Opportunities I, L.P.

		By:	New Leaf BPO Associates I, L.P.
		Its:	General Partner

		By:	New Leaf Venture Management III, L.L.C.
		Its:	General Partner

		By:	/s/ Craig L. Slutzkin
Craig L. Slutzkin
Chief Financial Officer

ANNEX 2.3(B): GRANT LETTER

[Company’s Letter Head]

To: [Name and address of Investor]

Geneva, [date]

Dear Sirs

Reference is made to the Warrant Agreement dated as of February 14, 2018 between us and, inter alia, you as Investor. Capitalized terms used in this Grant Letter shall have the same meaning as ascribed to them in the Warrant Agreement.

In accordance with the Warrant Agreement, we herewith irrevocably and unconditionally grant [number] Warrants to you.

In case you wish to exercise some or all of your Warrants, please provide the Company and [name of bank] (the “Bank”) a duly completed Warrant Exercise Notice and pay the aggregate Warrant Exercise Price to the blocked bank account at the Bank with the account number [•] (IBAN [•] and Swift [•]).

Please find attached the relevant excerpt of the Warrant Holder Register.

Sincerely yours,

Addex Therapeutics Ltd

Vincent Lawton	Timothy Dyer
Chairman	CEO

Enclosure: mentioned

ANNEX 2.4(A): CONDITIONAL SHARE CAPITAL

Conditional Share Capital

Amendment to the allocation of the conditional share capital and amendment to article 3c of the Articles of Association

The Board of Directors proposes (i) to amend - without increasing - the existing allocation of the conditional share capital as further explained below and accordingly (ii) to amend article 3c of the Articles of Association as follows

Version telle que proposée par le Conseil d’administration (texte actuel et inchangé en caractères normaux; suppressions en gras, italique et barré; modifications en gras et italique):	Version as proposed by the Board of Directors (current and unchanged wording in normal font; deletions in bold, italics and stricken through; amendments in bold and italics):

Texte faisant foi / Binding version:	Traduction informelle en anglais / Informal English translation:

Article 3c Capital-actions conditionnel	Article 3c Conditional Share Capital

A) Le capital-actions de la Société peut être augmenté d’un montant total maximum de CHF1’941’696 par l’émission de 1’941’696 actions nominatives au maximum, entièrement libérées et d’une valeur nominale de CHF1 chacune, liées à l’exercice des droits d’option ou des droits de souscription attachés aux bons de jouissance attribués aux employés, aux membres du conseil d’administration et/ou aux consultants de la Société ou d’une autre société du groupe en fonction des règles respectives adoptées par le conseil d’administration. Les droits de souscription préférentiels des actionnaires sont exclus. L’acquisition d’actions nominatives par l’exercice des droits d’option ou des droits de souscription attachés aux bons de jouissance et le transfert subséquent des actions nominatives sont soumis aux restrictions prévues à l’article 5 des présents Statuts.

A) The share capital of the Company may be increased by a maximum aggregate amount of CHF1’941’696 through the issuance of a maximum of 1’941’696 registered shares, which shall be fully paid-in, with a par value of CHF1 per share by the exercise of option rights or subscription rights attached to bons de jouissance which the employees, directors and/or consultants of the Company or a group company are granted according to respective regulations of the Board of Directors. The pre-emptive rights of the shareholders are excluded. The acquisition of registered shares through the exercise of option rights or subscription rights granted to the holders of bons de jouissance and the subsequent transfer of the registered shares shall be subject to the transfer restrictions provided in Article 5 of the Articles of Association.

B) Le capital-actions de la société peut être augmenté d’un montant maximal de CHF5’750’798 par l’émission de 5’750’798 actions nominatives au maximum, entièrement libérées et d’une valeur nominale de CHF 1 chacune, liées à l’exercice de droits d’option et/ou de conversion attribués à des actionnaires de la société et/ou en relation avec l’émission par la Société ou par une autre société du groupe d’obligations ou de tout autre instrument financier. En cas de telles attributions de

B) The share capital of the Company may be increased by a maximum aggregate amount of CHF5’750’798 through the issuance of a maximum 5’750’798 registered shares, which shall be fully paid-in, with a par value of CHF 1 per share by the exercise of option and/or conversion rights which are granted to shareholders of the company and/or in connection with the issue of bonds, similar obligations or other financial instruments by the Company or another group company.

droits d’option et/ou de conversion, les droits de souscription préférentiels des actionnaires sont exclus. Les détenteurs de droits d’option et/ou de conversion ont un droit de recevoir les nouvelles actions. Le conseil d’administration détermine les termes des droits d’option et/ou de conversion. L’acquisition d’actions nominatives par l’exercice de droits d’option ou de conversion et le transfert subséquent des actions nominatives sont soumis aux restrictions prévues à l’article 5 des présents Statuts.

(...)

In the case of such grants of option and/or conversion rights, the advanced subscription right of shareholders is excluded. The holders of option and/or conversion rights are entitled to receive the new shares. The Board of Directors shall determine the terms of the option and/or conversion rights. The acquisition of registered shares through the exercise of option or conversion rights and the subsequent transfer of the registered shares shall be subject to the transfer restrictions provided in Article 5 of the Articles of Association.

(...)

ANNEX 2.9(A): WARRANT EXERCISE NOTICE

From:                                       [Name and address of Warrant Holder] (the “Warrant Holder”)

To:                                                     Addex Therapeutics Ltd, c/o Addex Pharma SA, Chemin des Aulx 12, 1228 Plan-les-Ouates, Switzerland

To:                                                     [Swissquote Bank SA] (the “Bank”)

Date:                                          [date]

Warrant Exercise Notice

Reference is made to the warrant agreement dated February 14, 2018 between, among others Addex Therapeutics Ltd and the Warrant Holder (the “Warrant Agreement”). Unless defined otherwise herein, capitalized terms used in this Warrant Exercise Notice shall have the same meaning as ascribed to them in the Warrant Agreement.

We hereby irrevocably elect to exercise [number] Warrants and to purchase thereunder [number] Warrant Shares for a total purchase price of CHF [amount] (the “Total Purchase Price”).

We make payment, with value date [date], of the Total Purchase Price to the bank account at the Bank with the account number [•] (IBAN [•] and Swift [•]).

We hereby request you to deliver the Warrant Shares to:

•                  Name of the bank: [•]

•                  Account No.: [•] (IBAN [•] and Swift [•])

•                  Name of the account holder: [•]

Sincerely yours,

[Name of Warrant Holder]

Name:	Name:
Title:	Title: